 Exhibit 99.1

HWGC Holdings Gears Up in Digital Financial Sector with Financial Technology Companies Acquisition

Kuala Lumpur, April 22, 2022 – HWGC Holdings Limited (“HWGC”), a company quoted on OTCQB market (symbol VXELD), today announced the intent to acquire two financial technology companies in digital payment and platform as a service (PaaS) to further its ambitions on blockchain-based innovations in the fintech industry. HWGC has entered into non-binding memorandum of understanding with the two target companies – HWGG Capital P.L.C (“HWGG Capital”), which is a licensed and regulated company in Malaysia; and Fintech Scion Limited (“Fintech Scion”), a company based in the United Kingdom.

The consideration price for both target companies is estimated to be at a combined valuation of USD150 million. HWGC intends to issue shares as the consideration for the two targets, with an issuance price that currently has been determined at USD0.50 per share (approximately 300 million new common shares). HWGC is conducting due diligence on the target companies and preparing and negotiating the appropriate agreements for the acquisitions. The consummation of the transactions is contingent on many factors, including obtaining necessary approvals from respective local authorities of both target companies and the necessary disclosure and financial statements under the United States Securities and Exchange Commission. The acquisition of both companies is targeted to be completed by 3rd quarter of 2022.

The valuation of the target companies was based in part on an independent valuation conducted by Vincorn Consulting and Appraisal Limited for HWGG Capital and Neville Weitzman Consultants for Fintech Scion.

Founded in 2017, HWGG Capital is the first fully licensed digital assets payment operators under Labuan Financial Services Authority (LFSA), Malaysia. The company offers on-ramp and off-ramp decentralized application (dApp) that allows companies and individuals to make payments, transfers and settlements in a range of digital assets. With the sector emerging as a focus for businesses, the company has facilitated B2B transactions in digital assets worth over USD100 million to date based on the financial data provided to HWGC from the company.

Fintech Scion offers a unique expertise in providing a platform as a service (PaaS) that support a wide spectrum of services, ranging from credit card processing, exchange, eCommerce and wire solutions. The company is well-positioned as global gateway cashier for B2B2C commerce with payment and banking solutions in 9 different currencies across 150 countries.

HWGC expects that these acquisitions will help launch the company full-throttle into the global digital financial marketing sector by leveraging the best of these two target companies, exploring new ways to store and move value, accelerating its international expansion effort, and breaking down barriers for companies and individuals to thrive in digital economy.

About HWGC Holdings Limited:

HWGC Holdings Limited’s common stock is quoted on the OTCQB Market. Along with its subsidiaries and upon the acquisition of these two target companies, the company has set out to engage in the provision of emerging technologies, such as big data, artificial intelligence, blockchain and edge computing to make financial services more accessible and more efficient. This will allow the company to offer and deliver diverse clients with advanced solutions in the areas of application as a service (AaaS), infrastructure as a service (IaaS), finance as a service (FaaS) and related financial technology services.

Forward Looking Statements

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation the Company’s proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements, including the consummation of the target companies, are based on information currently available the Company and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended March 31, 2021, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.